EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ibis Technology Announces the Closing of its Public Offering

DANVERS, Mass, October 21, 2003—Ibis Technology Corporation (Nasdaq NM: IBIS), the leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, announced today the closing of its public offering of 1 million shares, including the over-allotment option. Net proceeds of the offering totaled approximately $12.7 million. The offering was underwritten by CDC Securities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Offers and sales of the shares may only be made by delivery of a prospectus for the offering.  Copies of the final prospectus relating to the offering may be obtained from CDC Securities at 590 Madison Avenue, Suite 2500, New York, NY 10022 or by calling (212) 891-5844.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  Matters discussed in this press release, including any discussion of or impact, expressed or implied, on the Company’s anticipated operating results are based upon management’s current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended.  The Company’s operating results may be affected by many factors, including but not limited to product demand and market acceptance risks, the impact of competitive products, technologies and pricing, general economic conditions, future changes in export laws or regulations, the cyclical nature of the semiconductor industry and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s Form 10-K for the fiscal year ended December 31, 2002.

About Ibis Technology

Ibis Technology Corporation is the leading provider of SIMOX-SOI (Separation-by-IMplantation-of-OXygen Silicon-On-Insulator) equipment and wafers for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis’ World Wide Web site at www.ibis.com.

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Company Contact:	Agency Contact:
Debra L. Nelson	Bill Monigle
Chief Financial Officer	IR/PR Counsel
Ibis Technology Corporation	For Ibis Technology
Phone: (978) 777-4247	Phone: (603) 424-1184

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